1155 Rene-Levesque Boulevard West, Suite 2720
[GRAPHIC OMITTED]                                      Montreal, Quebec, H3B 2K8
manaris                                     T(514) 337-2447  //  F(514) 337 0985
ENTERPRISE RISK MITIGATION


MANARIS CORPORATION SIGNS A SHARE PURCHASE AGREEMENT WITH A LEADING PLAYER IN THE SECURITY INDUSTRY FOR THE SALE OF CLI

MONTREAL, CANADA (February 9, 2006) - Manaris Corporation ("Manaris") (OTCBB:MANS) (FRANKFURT WKN:255471) today announces that it has signed a Share Purchase Agreement (the "Agreement") to sell all of the shares of its wholly-owned subsidiary, 6327915 Canada Inc., the holding company of Chartrand Laframboise Inc. and Bureau de credit commercial Inc. (the "CLI Group") to a leading player in the security industry (the "Purchaser") for a price of C$5 million comprised of cash and common shares of the Purchaser. A portion of the purchase price will be used to pay back debt incurred when the CLI Group was acquired. The transaction is expected to close within the following ten days.

The transaction is a step towards strengthening Manaris' balance sheet, streamlining activities and increasing the company's focus on its other subsidiaries, C-Chip Technologies Corporation ("C-Chip") and Avensys Inc. ("Avensys").

Commenting on the proposed sale of CLI Group, Manaris' President & CEO John Fraser stated, "CLI Group is a highly-regarded firm and a leader in the security services industry. Manaris' other subsidiaries, namely C-Chip and Avensys, operate in growth industries and offer very significant opportunities for future expansion both organically and through acquisitions. The sale of CLI to one of North America's leading security and cash handling services firms is a win-win situation that creates better synergies for CLI. It will permit Manaris to concentrate on its strategic objectives for its two manufacturing businesses."

ABOUT MANARIS CORPORATION

Through its wholly-owned subsidiaries, Manaris offers a comprehensive suite of enterprise risk management services and solutions. C-Chip (North America) specializes in the high-tech sector of the security industry, with technology that allows business users to efficiently access, control, manage and monitor remote assets at low costs. Avensys enables businesses and corporations to monitor different types of environments, including air, soil, water as well as buildings and infrastructures. Chartrand Laframboise Inc. provides corporations and institutions with security services including corporate investigation, surveillance, electronic monitoring and protection of personnel and premises.

FORWARD-LOOKING-STATEMENT: Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks uncertainties, including the effect of changing economic conditions, competition within the credit and security industry, customer acceptance of products and other risks and uncertainties. Such forward looking statements are not guarantees of performance, and Manaris Corporation results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release and Manaris Corporation undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

CONTACTS:

MANARIS CORPORATION
Mr. John Fraser
President and CEO
(514) 337-2447

Linda Farha
Zenergy Communications
(514) 273-4034
linda@zenergycom.com